Exhibit 6.4

AUTOMOBILE LIABILITY EXCESS OF LOSS REINSURANCE CONTRACT

issued to

AMALGAMATED CASUALTY INSURANCE COMPANY

Chevy Chase, Maryland

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AUTOMOBILE LIABILITY EXCESS OF LOSS REINSURANCE CONTRACT

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Attachments	Page
Nuclear Incident Exclusion Clause – Liability – Reinsurance – U.S.A.	30

Trust Agreement Requirements Clause	35

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AUTOMOBILE EXCESS OF LOSS REINSURANCE CONTRACT

(the “Contract”)

issued to

AMALGAMATED CASUALTY INSURANCE COMPANY

Chevy Chase, Maryland

including any and/or all companies that are or may hereafter become affiliated therewith

(collectively, the “Company”)

by

THE SUBSCRIBING REINSURER(S) IDENTIFIED

IN THE INTERESTS AND LIABILITIES AGREEMENT(S)

ATTACHED TO AND FORMING PART OF THIS CONTRACT

(the “Reinsurer”)

ARTICLE 1

BUSINESS COVERED

This Contract is to indemnify the Company in respect of the liability that may accrue to the Company as a result of loss or losses under Policies classified by the Company as Commercial Automobile Liability business, including, but not be limited to Personal Injury Protection, Uninsured and Underinsured Motorist, and General Liability loss or losses specifically packaged with Automobile Liability Policies, in force at the inception of this Contract, or written or renewed during the term of this Contract by or on behalf of the Company, subject to the terms and conditions herein contained.

ARTICLE 2

RETENTION AND LIMIT

For each Excess Layer of reinsurance provided hereunder, the Reinsurer shall be liable in respect of each Policy, each accident for the Ultimate Net Loss over and above the initial Ultimate Net Loss retention as set forth in the schedule below for the accident, subject to a limit of liability to the Reinsurer for each such accident, and subject further to a limit of liability for all accidents occurring during the term of this Contract, as set forth below:

RETENTION AND LIMIT SCHEDULE
Excess Layer	Company’s Retention	Reinsurer’s Limit of Liability
	Ultimate Net Loss in respect of each Policy, each accident	Ultimate Net Loss in respect of each Policy, each accident	Ultimate Net Loss in respect of all accidents occurring during the term of this Contract
First Layer	$400,000	$600,000	$6,600,000
Second Layer	$1,000,000	$1,000,000	$2,000,000

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ARTICLE 3

MAXIMUM POLICY LIMITS

A. For purposes of determining the liability of the Reinsurer, the limits of liability of the Company with respect to any one Policy shall be deemed not to exceed the following:

1. Automobile Bodily Injury Liability, $1,000,000 person, $1,000,000 each accident;

2. Automobile Property Damage Liability, $1,000,000 each accident;

3. Automobile Liability Combined Single Limit, $1,500,000 each accident;

4. Uninsured/Underinsured Motorists Coverages, $1,000,000 each person, $1,000,000 each accident, $1,000,000 combined single limit each accident;

5. Personal Injury Protection; Statutory Limits;

6. General Liability, $1,000,000 per occurrence.

B. The limits detailed above shall be extended to follow the Company’s Policy if the Company’s loss is greater than one or more of the minimum statutory limits because its Policy includes or is deemed to include so called “out of state insurance” provisions, in the event of the stacking of Policy limits, or if the Company is required by statute, regulation or by an order of an insurance department to increase the minimum required coverage limits.

ARTICLE 4

TERM

A. This Contract shall take effect at 12:01 a.m., Standard Time, June 1, 2020, and shall remain in effect until 12:01 a.m., Standard Time, June 1, 2021, applying to accidents occurring during the term of this Contract. “Standard Time” shall mean the time as described in the original Policy.

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B. The Reinsurer shall have no liability for accidents occurring after expiration or termination of this Contract.

C. However, at the Company’s option, the Reinsurer shall remain liable hereunder in respect of Policies in force at expiration or termination, until the earlier of the expiration or next renewal of such Policies. In such event, the Company shall pay to the Reinsurer an additional premium equal to the rate set forth in the Premium Article, multiplied by the Gross Net Earned Premium Income during the runoff period, payable within 30 days after the end of each three-month period.

D. In the event this Contract expires on a run-off basis, the Reinsurer’s liability hereunder shall continue if the Company is required by statute or regulation to continue coverage, until the earliest date on which the Company may cancel the Policy.

ARTICLE 5

SPECIAL TERMINATION

A. The Company may terminate a Subscribing Reinsurer’s percentage share in this Contract at any time by giving 30 days prior written notice to the Subscribing Reinsurer in the event of any of the following circumstances:

1. The Subscribing Reinsurer ceases underwriting operations.

2. A state insurance department or other legal authority orders the Subscribing Reinsurer to cease writing business, or the Subscribing Reinsurer is placed under regulatory supervision.

3. The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

4. The Subscribing Reinsurer’s policyholders’ surplus (or the equivalent under the Subscribing Reinsurer’s accounting system) as reported in such financial statements of the Subscribing Reinsurer as designated by the Company, has been reduced by 20% of the amount thereof at any date during the prior 12-month period (including the period prior to the inception of this Contract).

5. The Subscribing Reinsurer has merged with or has become acquired or controlled by any company, corporation, or individual(s) not controlling the Subscribing Reinsurer’s operations at the inception of this Contract.

6. The Subscribing Reinsurer has retroceded its entire liability under this Contract without the Company’s prior written consent, except for retrocessions to members of the Subscribing Reinsurer’s holding company group.

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7. The Subscribing Reinsurer has been assigned an A.M. Best’s rating of less than “A-” and/or an S&P rating of less than “BBB+.” However, as respects Underwriting Members of Lloyd’s, London, a Lloyd’s Market Rating of less than “A-” by A.M. Best and/or less than “BBB+” by S&P shall apply.

8. The Subscribing Reinsurer has transferred its claims-paying authority under this Contract to an unaffiliated entity or in any other way has assigned its interests or delegated its obligations under this Contract to an unaffiliated entity without the Company’s prior written consent. Notwithstanding the foregoing, the transfer of claims-paying authority or administration to a third party, where the Subscribing Reinsurer maintains control over claims settlement decisions, shall not constitute a transfer of its claims-paying authority for purposes of this subparagraph 8. Additionally, the provisions of this paragraph shall not apply to the Lloyd’s Syndicates participating in the Lloyd’s Claims Scheme;

9. The Subscribing Reinsurer, directly or through the actions of a parent company or an affiliated entity, has invoked any U.S. or foreign statute, legislation or jurisprudence that purports to enable the Subscribing Reinsurer to require the Company to settle its claims liabilities, including but not limited to any estimated or undetermined claims liabilities under this Contract, on an accelerated basis. This does not include any attempt to enforce a settlement of claims liabilities under a commutation process to which the parties have agreed;

10. The Subscribing Reinsurer has failed to comply with the funding requirements set forth in the Unauthorized Reinsurance Article.

B. Termination shall be effected on a cut-off or run-off basis as set forth in the Term Article, at the sole discretion of the Company. The reinsurance premium due the Subscribing Reinsurer hereunder (including any minimum reinsurance premium) shall be prorated based on the period of the Subscribing Reinsurer’s participation hereon, and the Subscribing Reinsurer shall immediately return any excess reinsurance premium received. Reinstatement premium, if any, shall be calculated based on the Subscribing Reinsurer’s reinsurance premium earned during the period of the Subscribing Reinsurer’s participation hereon.

C. Additionally, in the event of any of the circumstances listed in paragraph A of this Article, the Company shall have the option to commute the Subscribing Reinsurer’s liability for losses on Policies covered by this Contract. In the event the Company and the Subscribing Reinsurer cannot agree on the commutation amount, they shall appoint an actuary and/or appraiser to assess such amount and shall share equally any expense of the actuary and/or appraiser. If the Company and the Subscribing Reinsurer cannot agree on an actuary and/or appraiser, the Company and the Subscribing Reinsurer each shall nominate three individuals, of whom the other shall decline two, and the final appointment shall be made by drawing lots. Payment by the Subscribing Reinsurer of the amount of liability ascertained shall constitute a complete and final release of both parties in respect of liability arising from the Subscribing Reinsurer’s participation under this Contract.

D. The Company’s options to require commutation under paragraph C above, shall survive the termination or expiration of this Contract.

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ARTICLE 6

RUN-OFF REINSURERS

A. “Run-off Reinsurer” means any Subscribing Reinsurer that:

1. has been ordered by a state insurance department or other legal authority to cease writing business, or has been placed under regulatory supervision or in rehabilitation; or

2. has ceased reinsurance underwriting operations; or

3. has transferred its claims-paying authority to an unaffiliated entity; or

4. engages in a process of Scheme of Arrangement or similar procedure related to this Contract, including but not limited to an insurance business transfer scheme pursuant to Part VII of the Financial Services and Markets Act 2000 (U.K.), as may be amended from time to time; or

5. in any other way has assigned its interests or delegated its obligations under this Contract to an unaffiliated entity.

Notwithstanding the foregoing, agreement by a Lloyd’s syndicate to follow claim settlements procedures under Lloyd’s Claims Scheme (Combined) shall not constitute a transfer of its claims-paying authority, for purposes of subparagraphs (3) and (5) of this paragraph.

B. Notwithstanding any other provision of this Contract, in the event that a Subscribing Reinsurer becomes a Run-off Reinsurer at any time, the Company may elect, by giving written notice to the Run-off Reinsurer at any time thereafter, that the Run-off Reinsurer’s liability for losses for Policies covered by this Contract shall be commuted. In the event the Company and the Run-off Reinsurer cannot agree on the commutation amount of the Run-off Reinsurer’s liability under such Policies, they shall appoint an actuary and/or appraiser to assess such liability and shall share equally any expense of the actuary and/or appraiser. If the Company and the Run-off Reinsurer cannot agree on an actuary and/or appraiser, the Company and the Run-off Reinsurer each shall nominate three individuals, of whom the other shall decline two, and the final appointment shall be made by drawing lots. Payment by the Run-off Reinsurer of the amount of liability ascertained shall constitute a complete and final release of both parties under this Contract.

C. The Company’s waiver of any rights provided in this Article is not a waiver of that right or other rights at a later date.

ARTICLE 7

TERRITORY

The territorial limits of this Contract shall be identical with those of the Company’s Policies.

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ARTICLE 8

EXCLUSIONS

A. This Contract shall not apply to:

1. Reinsurance assumed by the Company other than reinsurance of primary business assumed from affiliated companies;

2. Nuclear incident per the Nuclear Incident Exclusion Clause - Liability - Reinsurance attached hereto;

3. “Self-insurance” or “self-insured obligations”, howsoever styled, of the Company, its affiliates or subsidiaries, or any insurance wherein the Company, its affiliates or subsidiaries, are named as the insured party, either alone or jointly with some other party, notwithstanding that no legal liability may arise in respect thereof by reason of the fact that the Company, its affiliates or subsidiaries, may not be obligated by law to pay a claim to itself, its affiliates or subsidiaries;

4. Any loss or liability accruing to the Company directly or indirectly from any insurance written by or through any pool or association including pools or associations in which membership by the Company is required under any statutes or regulations and including assigned risk pools; however, this exclusion shall not apply to individual assigned risks assigned to the Company;

5. Any liability of the Company arising from its participation or membership in any insolvency fund;

6. Any loss or damage arising directly or indirectly, out of war, including undeclared or civil war; warlike action by a military force, including action in hindering or defending against an actual or expected attack, by any government, sovereign or other authority using military personnel or other agents; or insurrection, rebellion, revolution, usurped power, or action taken by governmental authority in hindering or defending against any of these;

7. Any policy written for a period of more than 12 months, not to exclude, however, policy periods of 12 months plus odd time provided that the total policy period does not exceed 18 months;

8. Environmental Impairment Liability insurance;

9. Pollution Liability insurance; however, this exclusion shall not apply to any Policy which contains the Company’s applicable pollution exclusion, provided the Company has submitted such exclusion to the Reinsurer and received the Reinsurer’s prior approval. Nor shall this exclusion apply to:

a. Liability for loss, damage, costs, or expenses which are covered under Insurance Services Office, Inc. (“ISO”) or American Association of Insurance Services Inc. (“AAIS”) basic wordings For purposes of this exclusion the term “basic wordings” means the standard ISO or AAIS unendorsed policy forms and does not include any additional coverages;

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b. Any risk located in a jurisdiction which has not approved the applicable Company, ISO or AAIS pollution exclusion referenced above, or where other regulatory constraints prohibit the Company from implementing such exclusion;

10. Commercial Automobile Liability insurance with respect to:

a. Vehicles used for transporting hazardous materials including explosives, gases, flammable liquids, flammable solids, hazardous waste, oxidizers, poisons, radioactive materials or corrosives; however, this exclusion shall not apply to the wholesale distribution of home heating oil;

b. Vehicles used to haul equipment, goods, materials, or commodities when operated by an insured acting as a for-hire motor carrier;

c. Vehicles over 45,000 lbs. gross vehicle weight or gross combination weight as defined in the ISO manuals;

d. Emergency vehicles, including ambulances and police and fire department vehicles;

e. Vehicles used in or while in practice or preparation for an organized racing or demolition contest or in any stunting activity; however, this exclusion does not apply to any personal auto policy which contains the racing exclusion in ISO form PP 00 01 (Ed. 06 98) or as subsequently amended;

f. Motorcycles, motorized scooters and bicycles, power cycles, and similar motorized vehicles, and any motorized land conveyance not subject to motor vehicle registration.

11. Any actual or alleged liability whatsoever for any claim or claims in respect of loss or losses, directly or indirectly arising out of, resulting from, or in consequence of asbestos, in whatever form or quantity.

12. Workers’ Compensation business.

B. Exclusions A(10.b.) through A(10.f.) shall not apply when exposures are only incidental to the original insured’s major activities or total operations.

C. If the Company inadvertently issues a Policy falling within the scope of one or more of the preceding exclusions, except for A(2), A(4), A(5) and A(6), such Policy shall be covered hereunder, provided that the Company issues, or causes to be issued, the required notice of cancellation within 60 days after a member of the executive or managerial staff at the Company’s home office having underwriting authority in the class of business involved becomes aware that the Policy applies to excluded classes, unless the Company is prevented from canceling said Policy within such period by applicable statute or regulation, in which case such Policy shall be covered hereunder until the earliest date on which the Company may cancel.

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D. Should any judicial or regulatory entity having jurisdiction invalidate any exclusion in or expand coverage of the Company’s Policy that is also the subject of one or more of the exclusions set forth above, then a loss for which the Company is liable because of such invalidation or expansion of coverage shall not be excluded hereunder.

ARTICLE 9

SPECIAL ACCEPTANCE

Business that is not within the scope of this Contract may be submitted to the Reinsurer for special acceptance hereunder, and such business, if accepted by the Reinsurer shall be covered hereunder, subject to the terms and conditions of this Contract, except as modified by the special acceptance. The Reinsurer shall be deemed to have accepted a risk, if it has not responded within five days after receiving the underwriting information on such risk. Any renewal of a special acceptance agreed to for a predecessor contract to this Contract shall automatically be covered hereunder.

ARTICLE 10

PREMIUM

A. For each Excess Layer of reinsurance provided hereunder, the Company shall pay the Reinsurer a deposit premium for the term of this Contract, to be paid on the first day of each quarter as set forth in the schedule below:

PREMIUM SCHEDULE
Excess Layer	Deposit Premium	Minimum Premium	Quarterly Deposit Premium
First	$372,404	$186,202	$93,101
Second	$43,280	$21,640	$10,820

B. Within 30 days following the expiration of this Contract, the Company shall furnish to the Reinsurer a statement of the Gross Net Earned Premium Income for the term of this Contract and calculate a premium at a rate as set forth in the schedule below, multiplied by the Company’s Gross Net Earned Premium Income. Should the premium so calculated exceed the deposit premium paid in accordance with paragraph A. above, the Company shall immediately pay the Reinsurer the difference. Should the premium so calculated be less than the deposit premium, the Reinsurer shall immediately pay the Company the difference subject to a minimum premium as set forth in the schedule in paragraph A. above.

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RATE SCHEDULE
Excess Layer	Rate
First	3.70%
Second	0.43%

C. The Company shall furnish the Reinsurer with such information as may be required by the Reinsurer for completion of its financial statements.

ARTICLE 11

REINSTATEMENT

A. First Excess Layer

1. Loss payments under this Contract shall reduce the limit of coverage afforded by the amounts paid, but the limit of coverage shall be reinstated from the time of the occurrence of the loss without payment of additional premium.

2. Nevertheless, the Reinsurer’s liability under the First Layer shall not exceed $600,000 in respect of any one accident, and shall not exceed $6,600,000 in respect of all accidents commencing during the term of this Contract.

B. Second Excess Layer

1. Loss payments under this Contract shall reduce the limit of coverage afforded by the amounts paid, but the limit of coverage shall be reinstated from the time of the occurrence of the loss and for each so reinstated, the Company agrees to pay, simultaneously with the Reinsurer’s loss payment, an additional premium calculated at pro rata of 100% of the Reinsurer’s premium for the Second Layer, being pro rata only as to the fraction of the Reinsurer’s limit of liability under the Second Excess Layer (i.e., the fraction of $1,000,000) so reinstated.

2. Nevertheless, the Reinsurer’s liability under the Second Layer shall not exceed $1,000,000 in respect of any one accident, and shall not exceed $2,000,000 in respect of all accidents commencing during the term of this Contract.

3. If at the time of a loss settlement hereon the reinsurance premium, as calculated in accordance with the Premium Article, is unknown, the above calculation of reinstatement premium shall be based upon the deposit premium, subject to adjustment when the reinsurance premium is finally established.

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ARTICLE 12

DEFINITIONS

A. 1. “Ultimate Net Loss” means the actual loss paid by the Company or which the Company becomes liable to pay, such loss to include Loss Adjustment Expense that erodes the original Policy limit, 95% of any Extra Contractual Obligation and 95% of any Loss in Excess of Policy Limits as defined in the Extra Contractual Obligations/Excess of Policy Limits Article, but excluding Loss Adjustment Expense that does not erode the original Policy limit, which shall be handled in accordance with subparagraph (6) below.

2. Salvages and all recoveries (including amounts due from all reinsurances that inure to the benefit of this Contract, whether recovered or not), shall be first deducted from such loss to arrive at the amount of liability attaching hereunder.

3. All salvages, recoveries or payments recovered or received subsequent to loss settlement hereunder shall be applied as if recovered or received prior to the aforesaid settlement, and all necessary adjustments shall be made by the parties hereto.

4. The Company shall be deemed to be “liable to pay” a loss when a judgment has been rendered that the Company does not plan to appeal, and/or the Company has obtained a release, and/or the Company has accepted a proof of loss, and/or the Company has made a commitment to pay, and/or the Company has scheduled the payment of the loss.

5. Nothing in this clause shall be construed to mean that losses are not recoverable hereunder until the Company’s “Ultimate Net Loss” has been ascertained.

6. The Reinsurer shall pay to the Company the Reinsurer’s proportion of Loss Adjustment Expense in the ratio that the Reinsurer’s loss payment bears to the total Ultimate Net Loss. However, expense incurred in obtaining salvages or recoveries, or in the reduction or reversal of any award or judgment, shall be apportioned between the Company and the Reinsurer in the proportion that each benefits from such salvage, recovery, reduction, or reversal. Expenses incurred up to the time of the original loss settlement, verdict, judgment or award shall be shared in proportion to what would have been each party’s share. Such payment shall be in addition to the limits stated in the Retention and Limit Article.

B. “Loss Adjustment Expense” means costs and expenses incurred by the Company in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim or loss, or alleged loss, including but not limited to:

1. court costs;

2. costs of supersedeas and appeal bonds;

3. monitoring counsel expenses;

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4. legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including but not limited to declaratory judgment actions;

5. post-judgment interest;

6. pre-judgment interest, unless included as part of an award or judgment;

7. a pro rata share of salaries and expenses of Company field employees, calculated in accordance with the time occupied in adjusting such loss, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract; and

8. subrogation, salvage and recovery expenses.

“Loss Adjustment Expense” does not include salaries and expenses of the Company’s employees, except as provided in subparagraph (7) above, and office and other overhead expenses.

C. “Gross Net Earned Premium Income” means gross earned premium of the Company for the classes of business reinsured hereunder, less the earned portion of premiums ceded by the Company for reinsurance that inures to the benefit of this Contract.

D. “Policy” means any binder, policy, or contract of insurance or reinsurance issued, accepted or held covered provisionally or otherwise, by or on behalf of the Company.

ARTICLE 13

EXTRA CONTRACTUAL OBLIGATIONS/EXCESS OF POLICY LIMITS

A. This Contract shall cover Extra Contractual Obligations, as provided in the definition of Ultimate Net Loss. “Extra Contractual Obligations” shall be defined as those liabilities not covered under any other provision of this Contract and that arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

B. This Contract shall cover Loss in Excess of Policy Limits, as provided in the definition of Ultimate Net Loss. “Loss in Excess of Policy Limits” shall be defined as Loss in excess of the Policy limit, having been incurred because of, but not limited to, failure by the Company to settle within the Policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

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C. An Extra Contractual Obligation and/or Loss in Excess of Policy Limits shall be deemed to have occurred on the same date as the loss covered under the Company’s Policy, and shall constitute part of the original loss.

D. For the purposes of the Loss in Excess of Policy Limits coverage hereunder, the word “Loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original Policy.

E. Loss Adjustment Expense in respect of Extra Contractual Obligations and/or Loss in Excess of Policy Limits shall be covered hereunder in the same manner as other Loss Adjustment Expense.

F. However, this Article shall not apply where the loss has been incurred due to final legal adjudication of fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

G. In no event shall coverage be provided to the extent not permitted under law.

ARTICLE 14

NET RETAINED LINES

A. This Contract applies only to that portion of any loss that the Company retains net for its own account (prior to deduction of any reinsurance that inures solely to the benefit of the Company).

B. The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts that may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

ARTICLE 15

OTHER REINSURANCE

The Company is permitted to have other treaty reinsurance. The premium for any such reinsurance that inures to the benefit of this Contract shall be deducted in the determination of Gross Net Earned Premium Income. Additionally, the Company may purchase facultative reinsurance on any subject risk it deems advisable, and the premium for that portion of the Company’s Policy reinsured elsewhere shall not be included within Gross Net Earned Premium Income.

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ARTICLE 16

NOTICE OF LOSS AND LOSS SETTLEMENTS

A. The Company shall advise the Reinsurer promptly of all losses that, in the opinion of the Company, may result in a claim hereunder. In addition, the Company shall promptly advise the Reinsurer of any of the following:

1. any claim or loss reserved at 50% or more of the Company’s retention under this Contract;

2. any claim involving any of the following injuries:

a. Fatality.

b. Spinal cord injuries (e.g., quadriplegia, paraplegia).

c. Brain damage (e.g., seizure, coma or physical/mental impairment).

d. Severe burn injuries resulting in disfigurement or scarring.

e. Total or partial blindness in one or both eyes.

f. Amputation of a limb.

The Company shall advise the Reinsurer of all subsequent developments to such claims that may materially affect the position of the Reinsurer.

B. The Company alone and at its full discretion shall adjust, settle or compromise all claims and losses.

C. As respects losses subject to this Contract, all loss settlements made by the Company, whether under strict Policy terms or by way of compromise, and any Extra Contractual Obligations and/or Loss in Excess of Policy Limits, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its share of each such settlement as soon as practicable upon receipt of proof of loss, or other evidence of loss the Company has paid or become liable to pay.

D. The Reinsurer, at its own expense, may associate with the Company in the defense of any claim, suit or other proceeding which involves or is likely to involve the reinsurance provided under this Contract, and the Company shall cooperate in every respect in the defense of any such claim, suit or proceeding.

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ARTICLE 17

CURRENCY

A. Where the word “Dollars” and/or the sign “$” appear in this Contract, they shall mean United States Dollars, and all payments hereunder shall be in United States Dollars.

B. For purposes of this Contract, where the Company receives premiums or pays losses in currencies other than United States Dollars, such premiums or losses shall be converted into United States Dollars at the actual rates of exchange at which these premiums or losses are entered in the Company’s books.

ARTICLE 18

UNAUTHORIZED REINSURANCE

A. This Article applies only to the extent a Subscribing Reinsurer does not qualify for credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.

B. The Company agrees, in respect of its Policies or bonds falling within the scope of this Contract, that when it files with its insurance regulatory authority, or sets up on its books liabilities as required by law, it shall forward to the Reinsurer a statement showing the proportion of such liabilities applicable to the Reinsurer. The “Reinsurer’s Obligations” shall be defined as follows:

1. unearned premium (if applicable);

2. known outstanding losses that have been reported to the Reinsurer and Loss Adjustment Expense relating thereto;

3. losses and Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer;

4. losses incurred but not reported and Loss Adjustment Expense relating thereto;

5. all other amounts for which the Company cannot take credit on its financial statements unless funding is provided by the Reinsurer.

C. The Reinsurer’s Obligations shall be funded by funds withheld, cash advances, Trust Agreement or a Letter of Credit (LOC). The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

D. When funding by Trust Agreement, the Reinsurer shall ensure that the Trust Agreement complies with the provisions of the “Trust Agreement Requirements Clause” attached hereto. When funding by an LOC, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional LOC issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s Obligations. Such LOC shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 30 days (or such other time period as may be required by insurance regulatory authorities), prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the LOC extended for any additional period.

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E. The Reinsurer and the Company agree that any funding provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, for the following purposes, unless otherwise provided for in a separate Trust Agreement:

1. to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Contract and that has not been otherwise paid;

2. to make refund of any sum that is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Contract (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a Trust Agreement);

3. to fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer. Any taxes payable on accrued interest shall be paid out of the assets in the account that are in excess of the Reinsurer’s Obligations (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a Trust Agreement). If the assets are inadequate to pay taxes, any taxes due shall be paid or reimbursed by the Reinsurer;

4. to pay the Reinsurer’s share of any other amounts the Company claims are due under this Contract.

F. If the amount drawn by the Company is in excess of the actual amount required for E(1) or E(3), or in the case of E(4), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

G. The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

H. At annual intervals, or more frequently at the discretion of the Company, but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations for the sole purpose of amending the LOC or other method of funding, in the following manner:

1. If the statement shows that the Reinsurer’s Obligations exceed the balance of the LOC as of the statement date, the Reinsurer shall, within 30 days after receipt of the statement, secure delivery to the Company of an amendment to the LOC increasing the amount of credit by the amount of such difference. Should another method of funding be used, the Reinsurer shall, within the time period outlined above, increase such funding by the amount of such difference.

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2. If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of the LOC (or that 102% of the Reinsurer’s Obligations are less than the trust account balance if funding is provided by a Trust Agreement), as of the statement date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the LOC reducing the amount of credit available by the amount of such excess credit. Should another method of funding be used, the Company shall, within the time period outlined above, decrease such funding by the amount of such excess.

ARTICLE 19

TAXES

A. In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian tax returns or when making tax returns, other than Income or Profits Tax returns, to any state or territory of the United States of America or to the District of Columbia.

B. 1. Each Subscribing Reinsurer has agreed to allow, for the purpose of paying the Federal Excise Tax, the applicable percentage of the premium payable hereon (as imposed under the Internal Revenue Code) to the extent such premium is subject to Federal Excise Tax.

2. In the event of any return of premium becoming due hereunder, the Subscribing Reinsurer shall deduct the applicable percentage of the premium from the amount of the return, and the Company or its agent should take steps to recover the Tax from the U.S. Government.

ARTICLE 20

ACCESS TO RECORDS

A. The Reinsurer or its duly authorized representatives shall have the right to visit the offices of the Company to inspect, examine, audit, and verify any of the policy, accounting or claim files (“Records”) relating to business reinsured under this Contract during regular business hours after giving five working days’ prior notice. This right shall be exercisable during the term of this Contract or after the expiration of this Contract. Notwithstanding the above, the Reinsurer shall not have any right of access to the Records of the Company if it is not current in all undisputed payments due the Company.

B. Notwithstanding the above, the Company reserves the right to withhold from the Reinsurer any Privileged Documents. However, the Company shall permit and not object to the Reinsurer’s access to Privileged Documents in connection with the underlying claim reinsured hereunder following final settlement or final adjudication of the case or cases involving such claim, with prejudice against all claimants and all parties to such adjudications; the Company may defer release of such Privileged Documents if there are subrogation, contribution, or other third party actions with respect to that claim or case, and the Company’s defense might be jeopardized by release of such Privileged Documents. In the event that the Company seeks to defer release of such Privileged Documents, it shall, in consultation with the Reinsurer, take other steps as reasonably necessary to provide the Reinsurer with the information it reasonably requires to indemnify the Company without causing a loss of such privileges or protections. The Reinsurer shall not have access to Privileged Documents relating to any dispute between the Company and the Reinsurer.

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C. For purposes of this Article:

1. “Privileged Documents” means any documents that are Attorney-Client Privilege Documents and/or Work Product Privilege Documents.

2. “Attorney-Client Privilege Documents” means communications of a confidential nature between (a) the Company, or anyone retained by or at the direction of the Company, or its in-house or outside legal counsel, or anyone in the control of such legal counsel, and (b) any in-house or outside legal counsel, if such communications relate to legal advice being sought by the Company and/or contain legal advice being provided to the Company.

3. “Work Product Privilege Documents” means communications, written materials and tangible things prepared by or for in-house or outside counsel, or prepared by or for the Company, in anticipation of or in connection with litigation, arbitration, or other dispute resolution proceedings.

ARTICLE 21

FEDERAL TERRORISM EXCESS RECOVERY

A. A pro rata share of the amount, if any, by which financial assistance paid to the Insurer under the Terrorism Risk Insurance Act of 2002, as amended, (“TRIA”) for Acts of Terrorism occurring during any one calendar year, combined with the Insurer’s total reinsurance recoveries for such Acts of Terrorism, exceeds the amount of Insured Losses paid by the Insurer for such Acts of Terrorism, shall be reimbursed by the Company to the Reinsurer. Such pro rata share shall be calculated by dividing:

1. the Reinsurer’s payment under this Contract of Insured Losses for the calendar year; by

2. the Insurer’s total reinsurance recoveries arising from all Act(s) of Terrorism covered under TRIA during the calendar year.

B. Payment shall be made as promptly as possible after the Company’s receipt of any recovery in excess of its Insured Losses. The Company shall provide the Reinsurer with all necessary data respecting the transactions covered under this Article.

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C. Such payment to the Reinsurer shall apply to this Contract unless federal regulations promulgated pursuant to TRIA provide otherwise.

D. “Insurer” means the insurance group of which the Company is a subsidiary or affiliate for purposes of TRIA. “Act of Terrorism” and “Insured Losses” shall follow the definitions provided in TRIA.

ARTICLE 22

LATE PAYMENTS

A. In the event any payment due either party is not received by the Intermediary by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1. The number of full days that have expired since the overdue date or the last monthly calculation, whichever the lesser; times

2. 1/365th of the sum of the six-month United States Treasury Bill rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made, plus 1%; times

3. The amount past due, including accrued interest.

Interest shall accumulate until payment of the original amount due, plus interest penalties, has been received by the Intermediary.

B. The due date shall, for purposes of this Article, be determined as follows:

1. Payments from the Reinsurer to the Company shall be due on the date on which the demand for payment (including delivery of bordereaux or quarterly or monthly reports) is received by the Reinsurer, and shall be overdue 30 days thereafter.

2. Payments from the Company to the Reinsurer shall be due on the dates specified within this Contract. Payments shall be overdue 30 days thereafter except for the first installment of premium, if applicable, which shall be overdue 60 days from inception or 30 days from final line-signing, whichever the later. Reinstatement premium, if applicable, shall have as a due date the date when the Company receives payment for the claim giving rise to such reinstatement premium, and payment shall be overdue 30 days thereafter. In the event a due date is not specifically stated for a given payment, the overdue date shall be 30 days following the date of billing.

C. If the information contained in the Company’s demand for payment is insufficient or not in accordance with the conditions of this Contract, then within 30 days the Reinsurer shall request from the Company all additional information necessary to validate its claim and the payment due date as defined in paragraph B shall be deemed to be the date upon which the Reinsurer received the requested additional information. This paragraph is only for the purpose of establishing when a payment is overdue, and shall not alter the provisions of the Notice of Loss and Loss Settlements Article or other pertinent contractual stipulations.

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D. Should the Reinsurer dispute a claim presented by the Company and the timeframes set out in paragraph B be exceeded, interest as stipulated in paragraph A shall be payable for the entire overdue period, but only for the amount of the final settlement with the Reinsurer.

E. In the event arbitration is necessary to settle a dispute, the panel shall have the authority to make a determination awarding interest to the prevailing party. Interest, if any, awarded by the panel shall supersede the interest amounts outlined herein.

F. Any interest owed pursuant to this Article may be waived by the party to which it is owed. Waiver of such interest, however, shall not affect the waiving party’s rights to other interest amounts due as a result of this Article.

ARTICLE 23

CONFIDENTIALITY

A. The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (“Confidential Information”) are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show:

1. are publicly known or have become publicly known through no unauthorized act of the Reinsurer;

2. have been rightfully received from a third person without obligation of confidentiality; or

3. were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

B. Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies (except to the extent necessary to enable affiliated companies or third parties engaged by the Reinsurer to perform services related to this Contract on behalf of the Reinsurer), except:

1. when required by retrocessionaires as respects business ceded to this Contract;

2. when required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

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3. when required by external auditors performing an audit of the Reinsurer’s records in the normal course of business; or

4. when required by attorneys or arbitrators in connection with an actual or potential dispute hereunder.

5. When required for the Reinsurer’s internal operations.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

C. Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D. The provisions of this Article shall extend to the officers, directors and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

ARTICLE 24

INDEMNIFICATION AND ERRORS AND OMISSIONS

A. The Reinsurer is reinsuring, subject to the terms and conditions of this Contract, the obligations of the Company under any Policy. The Company shall be the sole judge as to:

1. what shall constitute a claim or loss covered under any Policy;

2. the Company’s liability thereunder;

3. the amount or amounts that it shall be proper for the Company to pay thereunder.

B. The Reinsurer shall be bound by the judgment of the Company as to the obligation(s) and liability(ies) of the Company under any Policy.

C. Any inadvertent error, omission or delay in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability that would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.

ARTICLE 25

INSOLVENCY

A. If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Contract, this Article shall apply severally to each such company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company covered hereunder, that domiciliary state’s laws shall prevail.

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B. In the event of the insolvency of the Company, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by applicable law) shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of the Company, or (2) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this reinsurance Contract as though such expense had been incurred by the Company.

D. As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Contract, the reinsurance shall be payable as set forth above by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, (except as provided by Section 4118(a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies) or except (1) where the Contract specifically provides another payee in the event of the insolvency of the Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees. Then, and in that event only, the Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Financial Services of the State of New York, or with the prior approval of such other regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.

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ARTICLE 26

ARBITRATION

A. Any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested.

B. One arbitrator shall be chosen by each party and the two arbitrators shall then choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days’ prior notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C. If the two arbitrators do not agree on a third arbitrator within 60 days of their appointment, the third arbitrator shall be chosen in accordance with the procedures for selecting the third arbitrator in force on the date the arbitration is demanded, established by the AIDA Reinsurance and Insurance Arbitration Society – U.S. (ARIAS). The arbitrators shall be persons knowledgeable about insurance and reinsurance who have no personal or financial interest in the result of the arbitration. If a member of the panel dies, becomes disabled or is otherwise unwilling or unable to serve, a substitute shall be selected in the same manner as the departing member was chosen and the arbitration shall continue.

D. Within 30 days after all arbitrators have been appointed, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules of hearings.

E. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Notwithstanding anything to the contrary in this Contract, the arbitrators may at their discretion, consider underwriting and placement information provided by the Company to the Reinsurer, as well as any correspondence exchanged by the parties that is related to this Contract. The arbitration shall take place in Paragould, Arkansas, or at such other place as the parties shall agree. The decision of any two arbitrators shall be in writing and shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

F. The panel shall interpret this Contract as an honorable engagement rather than as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible after the hearings. Judgment upon an award may be entered in any court having jurisdiction thereof.

G. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys’ fees, to the extent permitted by law.

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H. At the Company’s option, if more than one Subscribing Reinsurer is involved in arbitration relating to this Contract, where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such Subscribing Reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the Subscribing Reinsurers constituting the one party. However, the Subscribing Reinsurers shall have the right to assert several, rather than joint defenses or claims, and to be represented by separate counsel.

I. If any Subscribing Reinsurer has subscribed to other reinsurance agreements with the Company, under which a dispute has arisen where there are common questions of law or fact with the dispute being arbitrated under this Contract, and a possibility of conflicting awards or inconsistent results, then the Subscribing Reinsurer, at the Company’s request, shall arbitrate all such reinsurance disputes involving the same loss in one consolidated proceeding, subject to the provisions of this Article. The provisions of this Article shall govern any arbitration involving multiple agreements between the Company and Subscribing Reinsurer, regardless of whether the other agreement(s) was entered into before or after the effective date of this Contract.

J. If more than one of the Subscribing Reinsurers are involved in an arbitration as respondent, the time for the appointment of their party-appointed arbitrator shall be extended to 60 days. This provision shall not change the liability of each of the Subscribing Reinsurers under the terms of this Contract from several to joint.

ARTICLE 27

SERVICE OF SUIT

A. This Article applies only to those Subscribing Reinsurers not domiciled in the United States of America, and/or not authorized in any state, territory and/or district of the United States of America where authorization is required by insurance regulatory authorities.

B. This Article shall not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

C. In the event of the failure of the Reinsurer to perform its obligations hereunder, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer upon this Contract, shall abide by the final decision of such court or of any appellate court in the event of an appeal.

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D. Service of process in such suit may be made upon:

1. as respects Underwriting Members of Lloyd’s, London: Lloyd’s America, Inc., Attention: Legal Department, 280 Park Avenue, East Tower, 25th Floor, New York, New York 10017;

2. as respects any other Subscribing Reinsurer: Messrs. Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, or another party specifically designated in the Subscribing Reinsurer’s Interests and Liabilities Agreement attached hereto.

The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.

E. Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 28

GOVERNING LAW

This Contract shall be governed as to performance, administration and interpretation by the laws of the State of Maryland, exclusive of conflict of law rules. However, with respect to credit for reinsurance, the rules of all applicable states shall apply.

ARTICLE 29

ENTIRE AGREEMENT

This Contract sets forth all of the duties and obligations between the Company and the Reinsurer and supersedes any and all prior or contemporaneous written agreements with respect to matters referred to in this Contract. This Contract may not be modified or changed except by an amendment to this Contract in writing signed by both parties. However, this Article shall not be construed as limiting the admissibility of evidence regarding the formation, interpretation, purpose or intent of this Contract.

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ARTICLE 30

OFFSET

Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any and all balances due from a party to the other arising under this Contract or any other reinsurance contract between the parties. In the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with the provisions of any applicable law governing offset entitlement.

ARTICLE 31

NO THIRD PARTY RIGHTS

This Contract is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Contract except as may be expressly provided otherwise herein.

ARTICLE 32

SEVERABILITY

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations, or public policy of any jurisdiction, such provision shall be considered void in such jurisdiction, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

ARTICLE 33

TRADE AND ECONOMIC SANCTIONS

Wherever potential coverage provided by this Contract would be in violation of any applicable economic or trade sanctions, any such coverage will conform to applicable law.

ARTICLE 34

NON-WAIVER

The failure of the Company or the Reinsurer to insist on compliance with this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any rights contained in this Contract nor prevent either party from thereafter demanding full and complete compliance nor prevent either party from exercising such remedy in the future.

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ARTICLE 35

MODE OF EXECUTION

A. This Contract may be executed by:

1. an original written ink signature of paper documents;

2. an exchange of facsimile copies showing the original written ink signature of paper documents;

3. electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B. The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE 36

INTERMEDIARY

Guy Carpenter & Company, LLC, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including notices, statements, premiums, return premiums, commissions, taxes, losses, Loss Adjustment Expenses, salvages, and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through the Intermediary. Payments by the Company to the Intermediary shall be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed payment to the Company only to the extent that such payments are actually received by the Company.

IN WITNESS WHEREOF, the Company has caused this Contract to be executed by its duly authorized representative, who also confirms the Company’s review of and agreement to be bound by the terms and conditions of the Interests and Liabilities Agreements attached to and forming part of this Contract, this 1st day of June, in the year of 2020.

AMALGAMATED CASUALTY INSURANCE COMPANY

including any and/or all companies that are or may hereafter become affiliated therewith

/s/ Patrick J. Bracewell, President

AUTOMOBILE LIABILITY EXCESS OF LOSS REINSURANCE CONTRACT

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NUCLEAR INCIDENT EXCLUSION CLAUSE—LIABILITY - REINSURANCE - U.S.A.

(1) This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2) Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I. It is agreed that the policy does not apply under any liability coverage, to injury, sickness, disease, death or destruction

bodily injury or property damage

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II. Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III. The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a) become effective on or after 1st May, 1960, or

(b) become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

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(3) Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability,

Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

I. Under any Liability Coverage, to

injury, sickness, disease, death or destruction

bodily injury or property damage

(a) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b) resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II. Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief

first aid,

to expenses incurred with respect to

bodily injury, sickness, disease or death

bodily injury

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resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III. Under any Liability Coverage, to

injury, sickness, disease, death or destruction

bodily injury or property damage

resulting from the hazardous properties of nuclear material, if

(a) the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b) the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c) the

injury, sickness, disease, death or destruction

bodily injury or property damage

arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility.

property damage to such nuclear facility and any property thereat.

IV. As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility; “nuclear facility” means

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(a) any nuclear reactor,

(b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

With respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property. “property damage” includes all forms of radioactive contamination of property.

V. The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i) Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii) statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4) Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

*NOTE. The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

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NOTES: Wherever used herein the terms:

“Reassured” shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

“Agreement” shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.

“Reinsurers” shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.

21/9/67

NMA 1590 (amended)

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TRUST AGREEMENT REQUIREMENTS CLAUSE

A. If the Reinsurer satisfies its funding obligations under the Unauthorized Reinsurance Article by providing a Trust Agreement, the Reinsurer shall ensure that the Trust Agreement:

1. Requires the Reinsurer to establish a trust account for the benefit of the Company, and specifies what the Trust Agreement is to cover;

2. Stipulates that assets deposited in the trust account shall be valued according to their current fair market value and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and investments of the types permitted by the regulatory authorities having jurisdiction over the Company’s reserves, or any combination of the three, provided that the investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Reinsurer or the Company;

3. Requires the Reinsurer, prior to depositing assets with the trustee, to execute assignments or endorsements in blank, or to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the trustee upon the direction of the Company, may whenever necessary negotiate these assets without consent or signature from the Reinsurer or any other entity;

4. Requires that all settlements of account between the Company and the Reinsurer be made in cash or its equivalent; and

5. Provides that assets in the trust account shall be withdrawn only as permitted in this Contract, without diminution because of the insolvency of the Company or the Reinsurer.

B. If there are multiple ceding insurers that collectively comprise the Company, “regulatory authorities” as referenced in subparagraph A(2) above, shall mean the individual ceding insurer’s domestic regulator.

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INTERESTS AND LIABILITIES AGREEMENT

(the “Agreement”)

of

SWISS REINSURANCE AMERICA CORPORATION

(the “Subscribing Reinsurer”)

as respects the

AUTOMOBILE LIABILITY EXCESS OF LOSS REINSURANCE CONTRACT

Effective: June 1, 2020

(the “Contract”)

issued to and executed by

AMALGAMATED CASUALTY INSURANCE COMPANY

Chevy Chase, Maryland

including any and/or all companies that are or may hereafter become affiliated therewith

(collectively, the “Company”)

The Subscribing Reinsurer’s share in the interests and liabilities of the Reinsurer as set forth in the Contract shall be:

First Excess:	50.00%
Second Excess:	50.00%

The share of the Subscribing Reinsurer in the interests and liabilities of the Reinsurer in respect of the Contract shall be separate and apart from the shares of other subscribing reinsurers, if any, on the Contract. The interests and liabilities of the Subscribing Reinsurer shall not be joint with those of such other subscribing reinsurers and in no event shall the Subscribing Reinsurer participate in the interests and liabilities of such other subscribing reinsurers.

This Agreement shall become effective at 12:01 a.m., Standard Time, June 1, 2020 and shall be subject to the provisions of the Term and Special Termination Articles and all other terms and conditions of the Contract.

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Notwithstanding the foregoing, as respects the participation of the Subscribing Reinsurer, the following shall apply:

1. The provisions of paragraphs C and D of Article 5 – Special Termination – shall not apply.

2. Article 6 – Run-off Reinsurers—shall not apply.

3. The introductory sentence to paragraph B. of Article 23 – Confidentiality – shall read as follows and not as heretofore:

B.

Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies (except to the extent necessary for the performance of services by service providers retained by the Reinsurer under confidentiality obligations no less restrictive than this article), except:

Premium and loss payments made to Guy Carpenter shall be deposited in a Premium and Loss Account in accordance with Section 32.3(a)(1) of Regulation 98 of the Department of Financial Services of the State of New York. The Subscribing Reinsurer consents to withdrawals from said account in accordance with Section 32.3(a)(3) of the Regulation, including interest and Federal Excise Tax.

Brokerage hereunder is gross ceded premium multiplied by the following percentages:

First Excess:	10%
Second Excess:	10%

The brokerage rate on reinstatement premium shall be 50.00% of the above rates.

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IN WITNESS WHEREOF, the Subscribing Reinsurer has caused this Agreement to be executed by its duly authorized representative as follows:

on this 18th day of June, in the year 2020.

SWISS REINSURANCE AMERICA CORPORATION

/s/ Eric Flatt

Market Reference Number for the First Excess: 1227849

Market Reference Number for the Second Excess: 1227850

AMALGAMATED CASUALTY INSURANCE COMPANY

AUTOMOBILE LIABILITY EXCESS OF LOSS REINSURANCE CONTRACT

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INTERESTS AND LIABILITIES AGREEMENT

(the “Agreement”)

of

RENAISSANCE REINSURANCE U.S. INC.

(the “Subscribing Reinsurer”)

as respects the

AUTOMOBILE LIABILITY EXCESS OF LOSS REINSURANCE CONTRACT

Effective: June 1, 2020

(the “Contract”)

issued to and executed by

AMALGAMATED CASUALTY INSURANCE COMPANY

Chevy Chase, Maryland

including any and/or all companies that are or may hereafter become affiliated therewith

(collectively, the “Company”)

The Subscribing Reinsurer’s share in the interests and liabilities of the Reinsurer as set forth in the Contract shall be:

First Excess:	35.00%
Second Excess:	35.00%

The share of the Subscribing Reinsurer in the interests and liabilities of the Reinsurer in respect of the Contract shall be separate and apart from the shares of other subscribing reinsurers, if any, on the Contract. The interests and liabilities of the Subscribing Reinsurer shall not be joint with those of such other subscribing reinsurers and in no event shall the Subscribing Reinsurer participate in the interests and liabilities of such other subscribing reinsurers.

This Agreement shall become effective at 12:01 a.m., Standard Time, June 1, 2020 and shall be subject to the provisions of the Term and Special Termination Articles and all other terms and conditions of the Contract.

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Notwithstanding the foregoing, as respects the participation of the Subscribing Reinsurer, the following shall apply:

1. Article 8 – Exclusions – the following is added to Article 8 – Exclusions as paragraph A.13.:

13.

a. Notwithstanding any provision to the contrary within this reinsurance agreement, this reinsurance agreement excludes any loss, damage, liability, claim, cost or expense of whatsoever nature, directly or indirectly caused by, contributed to by, resulting from, arising out of, or in connection with a Communicable Disease or the fear or threat (whether actual or perceived) of a Communicable Disease regardless of any other cause or event contributing concurrently or in any other sequence thereto.

b.	As used herein, a Communicable Disease means any disease which can be transmitted by means of any substance or agent from any organism to another organism where:

i.	the substance or agent includes, but is not limited to, a virus, bacterium, parasite or other organism or any variation thereof, whether deemed living or not, and

ii.

the method of transmission, whether direct or indirect, includes but is not limited to, airborne transmission, bodily fluid transmission, transmission from or to any surface or object, solid, liquid or gas or between organisms, and

iii.

the disease, substance or agent can cause or threaten damage to human health or human welfare or can cause or threaten damage to, deterioration of, loss of value of, marketability of or loss of use of property.

c.

Notwithstanding the foregoing, any loss, liability, cost or expense or any other amount incurred by the Reinsured with respect to physical loss or damage to the property insured under an original policy, the subject matter of this Reinsurance Agreement, which is caused by any one of the following perils: fire, lightning, explosion, aircraft or vehicle impact, falling objects, windstorm, hail, tornado, cyclone, hurricane, earthquake, volcano, tsunami, flood, freeze or weight of snow, riot, riot attending a strike, civil commotion, vandalism and malicious mischief shall be covered, including business interruption, resulting therefrom and directly occasioned by any one of the aforementioned perils.

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2. Article 10 – Premium shall read as follows and not as heretofore:

PREMIUM

A. For each Excess Layer of reinsurance provided hereunder, the Company shall pay the Reinsurer a deposit premium for the term of this Contract, to be paid on the first day of each quarter as set forth in the schedule below:

PREMIUM SCHEDULE
Excess Layer	Deposit Premium	Minimum Premium	Quarterly Deposit Premium
First	$353,784	$247,650	$88,446
Second	$85,552	$59,887	$21,388

B. Within 30 days following the expiration of this Contract, the Company shall furnish to the Reinsurer a statement of the Gross Net Earned Premium Income for the term of this Contract and calculate a premium at a rate as set forth in the schedule below, multiplied by the Company’s Gross Net Earned Premium Income. Should the premium so calculated exceed the deposit premium paid in accordance with paragraph A. above, the Company shall immediately pay the Reinsurer the difference. Should the premium so calculated be less than the deposit premium, the Reinsurer shall immediately pay the Company the difference subject to a minimum premium as set forth in the schedule in paragraph A. above.

RATE SCHEDULE
Excess Layer	Rate
First	3.515%
Second	0.850%

C. The Company shall furnish the Reinsurer with such information as may be required by the Reinsurer for completion of its financial statements.

3. Article 23 – Confidentiality shall read as follows and not as heretofore:

CONFIDENTIALITY

A. The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (“Confidential Information”) are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show:

1. are publicly known or have become publicly known through no unauthorized act of the Reinsurer; or

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2. have been rightfully received from a third person without obligation of confidentiality; or

3. were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality; or

4. were independently developed by the Reinsurer.

B. Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies (except to the extent necessary to enable affiliated companies or third parties engaged by the Reinsurer to perform services related to this Contract on behalf of the Reinsurer), except:

1. when required by retrocessionaires as respects business ceded to this Contract;

2. when required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

3. when required by external auditors performing an audit of the Reinsurer’s records in the normal course of business; or

4. when required by attorneys or arbitrators in connection with an actual or potential dispute hereunder.

5. When required for the Reinsurer’s internal operations.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract or for their internal risk, exposure and portfolio management activities.

C. Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure, to the extent legally permissible, and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D. The provisions of this Article shall extend to the officers, directors and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

4. Article 33 – Trade and Economic Sanctions shall read as follows and not as heretofore:

TRADE AND ECONOMIC SANCTIONS

No (re)insurer shall be deemed to provide cover and no (re)insurer shall be liable to pay any claim or provide any benefit to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose (or potentially expose) that insurer to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America.

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5. As respects the Subscribing Reinsurer’s share hereunder, McDermott, Will & Emery LLP, Attn: Thomas M. Dawson, 340 Madison Avenue, New York, New York, 10173-1922, is designated to accept service of process on behalf of the Subscribing Reinsurer.

Premium and loss payments made to Guy Carpenter shall be deposited in a Premium and Loss Account in accordance with Section 32.3(a)(1) of Regulation 98 of the Department of Financial Services of the State of New York. The Subscribing Reinsurer consents to withdrawals from said account in accordance with Section 32.3(a)(3) of the Regulation, including interest and Federal Excise Tax.

Brokerage hereunder is gross ceded premium multiplied by the following percentages:

First Excess:	10%
Second Excess:	10%

The brokerage rate on reinstatement premium shall be 50.00% of the above rates.

IN WITNESS WHEREOF, the Subscribing Reinsurer has caused this Agreement to be executed by its duly authorized representative as follows:

on this 25th day of June, in the year 202.

RENAISSANCE REINSURANCE U.S. INC.

/s/

Market Reference Number for the First Excess:

Market Reference Number for the Second Excess:

AMALGAMATED CASUALTY INSURANCE COMPANY

AUTOMOBILE LIABILITY EXCESS OF LOSS REINSURANCE CONTRACT

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INTERESTS AND LIABILITIES AGREEMENT

(the “Agreement”)

of

ODYSSEY REINSURANCE COMPANY

(the “Subscribing Reinsurer”)

as respects the

AUTOMOBILE LIABILITY EXCESS OF LOSS REINSURANCE CONTRACT

Effective: June 1, 2020

(the “Contract”)

issued to and executed by

AMALGAMATED CASUALTY INSURANCE COMPANY

Chevy Chase, Maryland

including any and/or all companies that are or may hereafter become affiliated therewith

(collectively, the “Company”)

The Subscribing Reinsurer’s share in the interests and liabilities of the Reinsurer as set forth in the Contract shall be:

First Excess:	15.00%
Second Excess:	15.00%

The share of the Subscribing Reinsurer in the interests and liabilities of the Reinsurer in respect of the Contract shall be separate and apart from the shares of other subscribing reinsurers, if any, on the Contract. The interests and liabilities of the Subscribing Reinsurer shall not be joint with those of such other subscribing reinsurers and in no event shall the Subscribing Reinsurer participate in the interests and liabilities of such other subscribing reinsurers.

This Agreement shall become effective at 12:01 a.m., Standard Time, June 1, 2020 and shall be subject to the provisions of the Term and Special Termination Articles and all other terms and conditions of the Contract.

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Notwithstanding the foregoing, as respects the participation of the Subscribing Reinsurer, the following paragraph is added to Article 8 – Exclusions as paragraph A.13.:

13.

a. Notwithstanding any provision to the contrary within this reinsurance agreement, this reinsurance agreement excludes all actual or alleged loss, liability, damage, compensation, injury, sickness, disease, death, medical payment, defence cost, cost, expense or any other amount incurred by or accruing to the reinsured, directly or indirectly and regardless of any other cause contributing concurrently or in any sequence, originating from, caused by, arising out of, contributed to by, resulting from, or otherwise in connection with a Communicable Disease or the fear or threat (whether actual or perceived) of a Communicable Disease.

b.	As used herein, a Communicable Disease means any disease which can be transmitted by means of any substance or agent from any organism to another organism where:

i.	the substance or agent includes, but is not limited to, a virus, bacterium, parasite or other organism or any variation thereof, whether deemed living or not, and

ii.

the method of transmission, whether direct or indirect, includes but is not limited to, airborne transmission, bodily fluid transmission, transmission from or to any surface or object, solid, liquid or gas or between organisms, and

iii.	the disease, substance or agent can cause or threaten bodily injury, illness, emotional distress or damage to human health, human welfare or property damage.

Premium and loss payments made to Guy Carpenter shall be deposited in a Premium and Loss Account in accordance with Section 32.3(a)(1) of Regulation 98 of the Department of Financial Services of the State of New York. The Subscribing Reinsurer consents to withdrawals from said account in accordance with Section 32.3(a)(3) of the Regulation, including interest and Federal Excise Tax.

Brokerage hereunder is gross ceded premium multiplied by the following percentages:

First Excess:	10%
Second Excess:	10%

The brokerage rate on reinstatement premium shall be 50.00% of the above rates.

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IN WITNESS WHEREOF, the Subscribing Reinsurer has caused this Agreement to be executed by its duly authorized representative as follows:

on this 18th day of June, in the year 2020.

ODYSSEY REINSURANCE COMPANY

/s/ Ashley Emanuel

Market Reference Number for the First Excess:

Market Reference Number for the Second Excess:

AMALGAMATED CASUALTY INSURANCE COMPANY

AUTOMOBILE LIABILITY EXCESS OF LOSS REINSURANCE CONTRACT

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